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                                                              EXHIBIT 99


CONTACT:  Ralph J. Vaclavik
          President Casinos, Inc.
          St. Louis, Missouri 63102
          314-622-3018
                                                         FOR IMMEDIATE RELEASE

                        PRESIDENT CASINOS, INC. AMENDS
                   STALKING HORSE ASSET PURCHASE AGREEMENT
                       WITH BROADWATER PROPERTIES, LLC

       New Auction Date Set for Thursday, January 20, 2005 in St. Louis

ST. LOUIS, MISSOURI, December 1, 2004 -- President Casinos, Inc. (OTC:PREZQ.OB) today announced that the Company has amended its $66 million stalking horse asset purchase agreement with Broadwater Properties, LLC to sell certain of its Mississippi properties to establish a new auction date of Thursday, January 20, 2005 in St. Louis, Missouri. The Company today also filed bidding procedures with the United States Bankruptcy Court in the Eastern District of Missouri that details the bid process and the mechanics of the January 20th auction. It should be noted that under the bidding procedures the Company has filed, it has established a deadline of Friday, January 14, 2005 for the submission of bids from third parties. The Company will review those bids with Innovation Capital Holding, LLC, Harbour Financial, LLC and legal counsel and soon thereafter determine those bids which are qualified to participate in the January 20th auction.

The principals of Broadwater Properties, LLC include Roy Anderson, III and W.C. Fore who are both construction and real estate developers from the Biloxi, Mississippi area.

President Casinos, Inc. owns and operates dockside gaming facilities in Biloxi, Mississippi and downtown St. Louis, Missouri, north of the Gateway Arch.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the Company's financial condition and results of operations is included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2004, Quarterly Report on Form 10-Q for the quarter ended May 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended August 31, 2004.

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